Exhibit 99.6

OFFICE OF THE COMPTROLLER OF THE CURRENCY
WASHINGTON, DC 20219

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 20, 2006

Date of Report (Date of Earliest Event Reported)

CHINO COMMERCIAL BANK, N.A.

(Exact Name of Registrant as Specified in its Charter)

California (State or other jurisdiction of incorporation or organization)	35366 (OCC File No.)	33-0884033 (I.R.S. Employee Identification No.)

14345 Pipeline Avenue, Chino, California 91710

(Address of Principal Executive Offices)
(Zip Code)

(909) 393-8880

(Registrant’s Telephone Number including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.                    Other Events.

(c)           Exhibits

99.1                           Press release concerning shareholder approval of bank holding company reorganization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 20, 2006		CHINO COMMERCIAL BANK, N.A.

	By:	/s/ Dann H. Bowman
Dann H. Bowman President and Chief Executive Officer

	By:	/s/ Jo Anne Painter
Jo Anne Painter Executive Vice President and Chief Financial Officer

For Release
June 20, 2006
OTC BB: “CKNA”

Chino Commercial Bank, N.A. Announces Shareholder Approval of Bank Holding Company Reorganization

Chino, Calif. — June 20, 2006 — Chino Commercial Bank, N.A. (OTCBB: CKNA) today announced that the shareholders of the Bank approved the bank holding company reorganization at the Annual Meeting of Shareholders held on June 15, 2006 at Los Serrano Country Club, Chino Hills, California.

This year’s shareholders meeting drew a historic number of shareholders and the approval by the shareholders of the proposed reorganization was 72.3% or 591,632 shares of the total outstanding shares of 818,453 as of the record date, April 17, 2006. President and CEO Dann H. Bowman said, “We are pleased to announce the shareholder approval of the bank holding company reorganization. We expect that the reorganization will be completed by June 30, 2006, and all outstanding shares of Chino Commercial Bank will be exchanged on the OTCBB for an equal number of shares of Chino Commercial Bancorp.”  Shareholders do not need to redeem their current shares. As new shares are issued or sold, they will be issued as Chino Commercial Bancorp shares.

“Although there are no current strategic capital plans, the new holding company structure,” Bowman continued, “will provide the company with increased flexibility regarding non-bank activities along with increased structural alternatives for acquisitions and alternatives for raising capital and access to the debt markets. We are greatly appreciative of the continual show of support from our shareholders and community.”

Contact: Dann H. Bowman, President and CEO or Jo Anne Painter, Executive Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880 or www.chinocommercialbank.com.